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                                                                      EXHIBIT 99

                        TXU GAS COMPANY AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS

                                   (UNAUDITED)

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                                                                             TWELVE MONTHS ENDED
                                                                                  JUNE 30,
                                                                          -----------------------
                                                                             2000            1999
                                                                             ----            ----

OPERATING REVENUES ...............................................         $4,737          $3,931
                                                                          -------         -------

 OPERATING EXPENSES
    Energy purchased for resale ..................................          4,182           3,404
    Operation and maintenance ....................................            355             358
    Depreciation and other amortization...........................             63              60
    Goodwill amortization ........................................             21              21
    Taxes other than income ......................................             60              64
                                                                          -------         -------

        Total operating expenses .................................          4,681           3,907
                                                                          -------         -------

OPERATING INCOME .................................................             56              24

OTHER INCOME (DEDUCTIONS) - NET ..................................             69               3
                                                                          -------         -------

INCOME BEFORE INTEREST, OTHER
    CHARGES AND INCOME TAXES .....................................            125              27

INTEREST INCOME ..................................................             --               1

INTEREST EXPENSE AND OTHER CHARGES ...............................            (76)            (77)
                                                                          -------         -------

INCOME (LOSS) BEFORE INCOME TAXES ................................             49             (49)

INCOME TAX EXPENSE (BENEFIT) .....................................             13             (11)
                                                                          -------         -------

NET INCOME (LOSS) ................................................             36             (38)

PREFERRED STOCK DIVIDENDS ........................................              4               4
                                                                          -------         -------

NET INCOME (LOSS) APPLICABLE TO
   COMMON STOCK ..................................................         $   32          $  (42)
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